Exhibit 10.1

COLLABORATION AGREEMENT

This Collaboration Agreement (this “Agreement”), dated Effective April 13, 2026, is entered into between Kare Rx Hub, LLC, a Florida limited liability company (“Kare Hub”) its parent Kare Pharmtech, LLC, a Florida limited liability company, (“Kare Pharmtech”), Wellgistics Health, Inc., a Delaware Company, (“Wellgistics”).

RECITALS

WHEREAS, as part of the Collaboration, the Parties, will create a separate limited liability company wherein Wellgistics will be a 51% member and Kare Rx Hub will hold 49% of the interests of Healthstar Technologies, LLC (“Healthstar Technologies”); AND

WHEREAS, the Parties hereto have, after several consultations with each other, shown the intention to co-operate with each other and enter into collaboration with each other.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, Kare Hub, Kare Pharmtech, and Wellgistics hereby agree as follows

Article 1 Contribution from Kare Hub.

1.1 Contribution of Assets from Kare Hub. Subject to the terms and conditions set forth herein, at the Closing, Kare Hub shall assign, transfer, convey and deliver to Healthstar Technologies, LLC the Transfer IP, defined below, which shall be subject to Kare Hub’s security and collateral rights as outlined herein (collectively the “Transferred Asset”). Wellgistics shall pay to Kare Pharmtech the Purchase Price outlined in Section 3 hereof. The Transferred Asset shall be free and clear of any and all Encumbrances, subject to the security interest and collateral rights of Kare Hub as outlined in this agreement and any financing statements used to secure the Transferred Asset.

1.2 For the purposes of this agreement the Transfer IP shall mean all national, international and foreign (to the United States) patents and applications therefor owned by Kare Hub on the date of this Agreement that pertain to the Purchased Assets, including, without limitation, the Transfer IP; (ii) all, rights in respect of (including, without limitation, the right to take enforcement action and claim damages),: inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, data, tangible or intangible confidential and/or proprietary information, rights of confidentiality (including the benefit of duties of confidentiality and covenants given to the Kare Hub by third-parties), and all documentation relating to any of the foregoing, in each case to the extent owned by Kare Hub on the date of this Agreement and pertaining to any or all of the Purchased Assets; (iii) all copyrights, trademarks, copyright registrations and applications therefor, and trademark registrations and applications therefor, owned by Kare Hub on the date of this Agreement, and all other rights corresponding to any of the items in the foregoing clauses (i)-(iii) throughout the world, in each case to the extent owned by Kare Hub and pertaining to the Purchased Assets; and (iv) all goodwill of Kare Hub that is associated with the Purchased Assets (all the foregoing being “Transfer IP”). In addition, all data, files, documents and records (in whatever media, including electronically stored information) owned or held by Kare Hub on the date of this Agreement with respect to, or pertaining or related to, the Purchased Assets (as defined below), including, without limitation, all laboratory notebooks, patent prosecution records, materials or correspondence, regulatory filings (together with all draft filings and all data and other information collated or held in connection with any anticipated regulatory filing), records or correspondence, regulatory approvals, manufacturing records, reports or correspondence, and pre-clinical and clinical study results and reports (including any the foregoing held by others on behalf of Kare Hub) (all the foregoing being the “Records”). Kare Hub may retain copies of such Records if and to the extent required to comply with applicable law and shall use any such retained copies of Records for no other purpose and such copies of Records shall be safely and securely held by the Kare Hub so as to prevent unauthorized access thereto;

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Article 2 Non-Assumption of Liabilities

2.1 Non-Assumption of Liabilities; Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, and to clarify neither party is assuming any liability or obligation of either Party or any other affiliate of either Party (or any predecessor owner of all or part of the Transferred Assets) of whatever nature, whether presently in existence, incurred or a result of the transactions contemplated by this Agreement (the “Contemplated Transactions”), or arising or asserted hereafter. All liabilities and obligations of either Party or any other affiliate of either Party (or any predecessor owner of all or part of the Transferred Asset) of whatever nature, whether presently in existence, incurred or a result of the Contemplated Transactions, or arising or asserted hereafter, remain the liabilities and obligations of each individual Party (all such liabilities and obligations shall be referred to as the “Excluded Liabilities”).

Article 3 Contribution Purchase Price.

3.1 Purchase Price and Reconciliation. The Purchase Price shall be set at Two Million ($2,000,000) dollars which shall be payable in unregistered common shares of Wellgistics Health Inc. (the “Purchase Shares”) payable in installments as follows: (i) One Million Five Hundred Thousand (1,500,000) Purchase Shares shall be delivered to Kare Pharmtech at Closing; thereafter, (ii) Wellgistics shall have the right, at its sole option and election, to reconcile the balance and deliver the additional amount of Purchase Shares at any time it may choose on or prior to April 1, 2027 (the “Reconciliation Date”), such that the aggregate amount of all Purchased Shares delivered to Kare Pharmtech equals a total value of $2,000,000 in United States Dollars. The number of additional Purchase Shares deliverable upon reconciliation shall be calculated using a 2-day VWAP of Wellgistics common shares prior to the date of issuance of such additional shares.

3.2 Purchase Shares. The Purchase Shares issued to Kare Pharmtech as part of this Agreement shall be “restricted securities” as defined in Rule 144 under the Securities Act of 1933, as amended, and shall be subject to all applicable restrictions on transfer under federal and state securities laws, including Rule 144. Kare Pharmtech acknowledges that the Purchase Shares will bear a restrictive legend to such effect and may not be sold, transferred, or otherwise disposed of except in compliance with applicable securities laws. Kare Pharmtech further agrees to a lock-up period of twelve (12) months from the Payment Date during which Kare Pharmtech shall not sell, transfer, pledge, hypothecate, or otherwise dispose of any Purchase Shares received on the Payment Date, except with Wellgistics’s prior written consent.

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Article 4 Closing

4.1 Time and Place. Subject to the terms and conditions of this Agreement, the consummation of the Contemplated Transactions (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m., Eastern Time, on or about April 10, 2026, or at such other time or place or in such other manner as Kare Hub, Kare Pharmtech and Wellgistics may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.” Notwithstanding any other provisions set forth in this Agreement, the Closing shall be subject to the satisfactory completion of due diligence with respect to each Party, including, without limitation, IT due diligence, and financial due diligence. If, either Party is dissatisfied upon completion of such due diligence, either Party shall have the right, in its sole discretion, to elect to not proceed to Closing and to terminate this Agreement in its entirety.

4.2 Actions at the Closing. At the Closing:

(a) At the Closing, Kare Hub shall duly execute and deliver to Healthstar Technologies instruments of assignment or transfer with respect to the Purchased Assets as Wellgistics may reasonably request and as may be necessary to vest in Healthstar Technologies good record (where applicable) and marketable title to all of the Purchased Assets, in each case free and clear of all Encumbrances (together with this Agreement, the “Ancillary Documents”).

(b) At the Closing, the Records shall be delivered to Healthstar Technologies in such form and media as enables Healthstar Technologies ready access thereto so as to permit Healthstar Technologies to Exploit such Records in substantially the same manner as Kare Hub has Exploited the same (including, without limitation, the provision of any password required to access, or other means of decrypting, such Records). Where Records are held in electronic format such Records shall be transferred to Healthstar Technologies by such means as Healthstar Technologies may reasonably require so as to enable the same to be accessed through Healthstar Technologies’s computer systems.

(c) Closing Deliverables.

(i)	At the Closing, Kare Hub shall deliver to Wellgistics or Healthstar Technologies as the case may be:

a.	A countersigned Operating Agreement;

b.	an assignment and assumption agreement in the form agreeable between Healthstar Technologies and Kare Hub (the “Assignment and Assumption Agreement”) and duly executed by Kare Hub, effecting the assignment to and assumption to Healthstar Technologies of the Purchased Assets including the right, title and interest in and to any intellectual property rights;

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c.	a properly completed and duly executed IRS Form W-9 with respect to Kare Hub; and

d.	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Healthstar Technologies, as may be required to give effect to this Agreement.

(ii)	At the Closing, Wellgistics along with Healthstar Technologies, as the case may be, shall deliver, or shall cause to be delivered, to Kare Hub or Kare Pharmtech as the case may be:

a.	UCC Financing Statement executed by Healthstar Technologies in favor of Kare Hub;

b.	Intellectual Property Security Agreement executed by Healthstar Technologies in favor of Kare Hub;

c.	Wellgistics shall deliver to Kare Pharmtech by acceptable means of transferring the applicable Purchase Shares to the account designated by Kare Pharmtech or as otherwise agreed among the parties, One Million Five hundred Thousand (1,500,000) Purchase Shares.

d.	the Assignment and Assumption Agreement duly executed by Healthstar Technologies;

e.	A countersigned Operating Agreement of Healthstar Technologies executed by Wellgistics; and

f.	such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Kare Hub and/or Kare Pharmtech, as may be required to give effect to this Agreement.

(iii)	Post Closing Reconciliation. At any time on or prior to the Reconciliation Date, at Wellgistics’s sole option and election, Wellgistics shall deliver to Kare Pharmtech, by acceptable means of transferring the applicable remaining amount of Purchase Shares to the account designated by Kare Pharmtech or as otherwise agreed among the parties, such number of additional Purchase Shares as shall cause the aggregate amount of all Purchased Shares delivered to Kare Pharmtech to equal a total share value of $2,000,000 in United States Dollars, calculated using a 2-day VWAP of Wellgistics common shares prior to the date of issuance of such additional shares.

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Article 5 Miscellaneous

5.1 Other Agreements Superseded; Waiver and Modification, Etc. This Agreement and all other instruments of transfer and other agreements and arrangements to be entered into pursuant to this Agreement (all the foregoing being the “Transaction Documents”) supersede all prior agreements or understandings, written or oral, between Kare Hub, on the one hand, and Wellgistics, on the other hand, relating to the transaction, and the Transaction Documents shall incorporate the entire understanding of the Parties with respect thereto. This Agreement may be amended or supplemented only by a written instrument signed by the each Party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

5.2 Further Assurances. Kare Hub agrees, at any time at or after the Closing, at its own expense, to execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by Wellgistics, and to take any other action consistent with the terms of this Agreement that may reasonably be requested by Wellgistics, for the purpose of assigning, transferring, granting, conveying and confirming to Wellgistics, or reducing to Wellgistics’s possession, any or all of the Purchased Assets as well as any assets later identified by either Kare Hub or Wellgistics to be related to the Purchased Assets that would have been, but for their later identification, assigned to Wellgistics at the Closing in order to give effect to the Parties’ intentions herein.

5.3 Notices. Notices and other communications hereunder (“Notices”) to any Party shall be delivered to such Party’s address as set forth below (or to such other address for such Party as shall be specified by like notice made pursuant to this Section 9.3):

If to Kare Hub or Kare PharmTech:

KARE PharmTech, LLC

Attn: Mital Panara

5600 Mariner St., Suite 220

Tampa, FL 33609

E-mail:

If to Wellgistics or Healthstar Technologies to:

Wellgistics Health, Inc.

Attn: Prashant Patel

3000 Bayport Drive, Suite 950

Tampa, FL

E-mail:

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5.4 Law Governing. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any legal action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in Tampa, Florida, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby.

5.5 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

5.6 Successors; Assignability. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and permitted assigns of the Parties hereto. Kare Hub may not assign its rights or obligations hereunder without the prior written consent of Wellgistics. Wellgistics may assign its rights and obligations hereunder to any Affiliate or in connection with a merger, consolidation, or sale of all or substantially all of its assets without the prior consent of Kare Hub. Any assignment by Kare Hub of this Agreement or Kare Hub’s rights or obligations under this Agreement shall not operate to release or relieve Kare Hub from any of Kare Hub’s obligations under this Agreement. Any permitted assignment by Wellgistics shall release Wellgistics from its obligations to the extent assumed by the assignee.

5.7 Counterparts. This Agreement may be executed in any number of counterparts and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute one and the same instrument. One Party may execute one or more counterparts other than that or those executed by another Party, without thereby affecting the effectiveness of any such signatures. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission (including PDF or facsimile) shall be as effective as delivery of a manually executed counterpart of this Agreement.

5.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

5.9 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that Kare Hub shall be responsible for all costs and expenses related to curing any breaches of Kare Hub’s representations, warranties, or covenants, and any costs associated with obtaining third-party consents required for the transaction.

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5.10 Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Action” means any claim, action, causes of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether at law or in equity.

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Breach” means: (a) with respect to a Contract, any one or more of the following (i) any inaccuracy in, or breach of, any representation or warranty given in connection with such Contract (without giving effect to any materiality, material adverse effect, or similar qualifiers contained therein), (ii) any default under, breach of, or failure to perform or comply with any covenant, agreement obligation, or undertaking in connection with such Contract, (iii) any other contravention of such Contract, or (iv) the occurrence of (or event which with the passage of time or the giving of notice, or both, would constitute) any default or event of default, however defined, under such Contract; or (b) with respect to any Law or Order, any default, breach, or violation of, other contravention of or other failure to comply with, such Law or Order or any obligation or restriction contained in or imposed by such Law or Order.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral.

“Encumbrance” means any lien (statutory or otherwise), security interest, pledge, hypothecation, mortgage, encumbrance, assessment, lease, claim, levy, license, defect in title, charge, or any other third party right, license or property interest of any kind, or any conditional sale or other title retention agreement, right of first option, right of first refusal or similar restriction, any covenant not to sue, or any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any agreement to give any of the foregoing in the future or similar encumbrance of any kind or nature whatsoever.

“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of or otherwise exploit. “Exploitation” shall be construed accordingly.

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“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Intellectual Property” or “IP” means all patents (including any patent disclosures and all related continuation, continuation in part, divisional, reissue, reexamination, utility model, renewals, extensions, certificate of invention and design patents), patent applications and registrations(including any applications for registration), registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, software and computer algorithms, inventions, know-how, trade secrets, confidential information, database rights and rights in data, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights and industrial property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, rights under licenses in, to and under any of the foregoing, and the right to make applications for any of the foregoing, extensions and renewals thereof, and all rights of a similar nature, in each case anywhere in the world.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any federal, state, local or foreign law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, consent decree, order, decree, judgment, settlement agreement, request, governmental requirement or other similar requirement enacted, adopted, promulgated, entered into, agreed, imposed or applied by any Governmental Authority, each as amended and now and hereinafter in effect.

“Loss” means, with respect to an Indemnified Party, any and all losses, liabilities, damages, deficiencies, penalties, fines, costs, and expenses (including reasonable attorneys’ fees and costs of investigation) paid or incurred by such Indemnified Party in respect of a claim for indemnification pursuant to Article. For clarity, “Losses” shall not include punitive damages except to the extent actually awarded to a third-party, but shall include consequential, special, and indirect damages that are reasonably foreseeable.

“Order” means any order, writ, ruling, decision, decree, consent decree, judgment, award, injunction, settlement, stipulation or other determination in each case, issued, promulgated, made, rendered, or entered into by, or with, any Governmental Authority, whether temporary, preliminary or permanent.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

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“Representative” means, with respect to a Person, its Affiliates and its and their respective managers, officers, employees, consultants, counsel, accountants, and other agents, as the case may be.

“Transaction Document” means collectively, this Agreement and all other agreements, certificates, documents, or other instruments to be executed and delivered by any Party in connection with the Contemplated Transactions, including without limitation any disclosure schedules, exhibits, and ancillary agreements.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

WELLGISTICS HEALTH, INC.		KARE RX HUB, LLC

By:	/s/ Prashant Patel	By:	/s/ Mital Panara
Name:	Prashant Patel	Name:	Mital Panara
Title:	President	Title:	Manager

HEALTHSTAR TECHNOLOGIES		KARE PHARMTECH, LLC

By:	/s/ Prashant Patel	By:	/s/ Mital Panara
Name:	Prashant Patel	Name:	Mital Panara
Title:	President	Title:	Manager

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